eUnitsTM 2 Year U.S. Market Participation Trust: Upside to Cap / Buffered Downside

AMENDMENT TO DECLARATION OF TRUST

(effective December 12, 2011)

AMENDMENT effective December 12, 2011 made to the Agreement and Declaration of Trust made November 12, 2009, as amended (hereinafter called the “Declaration”), of eUnitsTM 2 Year U.S. Market Participation Trust: Upside to Cap / Buffered Downside, a Massachusetts business trust (hereinafter called the “Trust”), by at least a majority of the Trustees of the Trust in office.

WHEREAS, Section 8.3 of Article VIII of the Declaration empowers the Trustees of the Trust to amend the Declaration without the vote or consent of Shareholders to make such changes that do not have a materially adverse effect on the rights or interests of Shareholders;

WHEREAS, the Trustees of the Trust have deemed it desirable to amend the Declaration in the following manner;

NOW, THEREFORE, at least a majority of the duly elected and qualified Trustees do hereby amend the Declaration in the following manner:

1. Article VIII Sections 8.1 and 8.2 are hereby amended to read as follows:

Section 8.1. Limited Term. (a) The Trust created hereby shall have a limited period of existence and shall cease to exist at the close of business 120 days after January 24, 2014 or such earlier date (but not prior to January 24, 2014) that the Trust has completed a winding up of its affairs, except that the Trust shall continue to exist for the purpose of paying, satisfying, and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs. After the close of business on January 24, 2014, if the Trust has not liquidated and wound up its business and affairs, the Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under this Declaration shall continue until the affairs of the Trust shall have been wound up, including the power to fulfill or discharge the contracts of the Trust, collect its assets, sell, convey, assign, exchange, merge where the Trust is not the survivor, transfer or otherwise dispose of all or any part of the remaining Trust Property to one or more Persons at public or private sale for consideration which may consist in whole or in part in cash, securities or other property of any kind, discharge or pay its liabilities, and do all other acts appropriate to liquidate its business. Notwithstanding the foregoing, the Trustees may amend or alter the term of the Trust by amendment to this Declaration pursuant to Section 8.3 at anytime and Shareholders of the Trust shall not be entitled to vote on such amendment.

(b) The Trustees may, to the extent they deem appropriate, adopt a plan of termination at any time during the 12 months immediately preceding January 24, 2014, which plan of termination may set forth the terms and conditions for implementing the termination of the Trust’s existence under this Article VIII. Shareholders of the Trust shall not be entitled to vote on the adoption of any such plan or the termination of the Trust’s existence under this Article VIII.

Section 8.2. Merger or Termination of the Trust or a Series or a Class. Prior to January 24, 2014, the Trust may merge or consolidate with any other corporation, association, trust or other organization or may sell, lease or exchange all or substantially all of the Trust property, including its good will, upon such terms and conditions and for such consideration when and as authorized at a meeting of Shareholders called for the purpose by the affirmative vote of the holders of two-thirds of each Class and Series of Shares outstanding and entitled to vote (with each such class and series separately voting thereon as a separate Class or Series), or by an instrument or instruments in writing without a meeting, consented to by the holders of two-thirds of each Class and Series of Shares (with each such Class and Series separately consenting thereto as a separate Class or Series); provided, however, that if such merger, consolidation, sale, lease or exchange is recommended by the Trustees, the vote or written consent of the holders of a majority of the Shares outstanding and entitled to vote shall be sufficient authorization; and any such merger, consolidation, sale, lease or exchange shall be deemed for all purposes to have been accomplished under and pursuant to the statutes of The Commonwealth of Massachusetts. Upon making provision for the payment of all outstanding obligations, taxes and other liabilities, (whether accrued or contingent) of the Trust, the Trustees shall distribute the remaining assets of the Trust ratably among the holders of the outstanding Shares, except as may be otherwise provided by the Trustees with respect to any Class or Series of Shares thereof.

Subject to authorization by the Shareholders as indicated below in this paragraph, the Trust may at any time sell and convert into money all of the assets of the Trust, and, upon making provision for the payment of all outstanding obligations, taxes and other liabilities (whether accrued or contingent) of the Trust, the Trustees shall distribute the remaining assets of the Trust ratably among the holders of the outstanding Shares, except as may be otherwise provided by the Trustees with respect to any Class or Series of Shares. Such action shall first have been authorized at a meeting of Shareholders called for the purpose by the affirmative vote of the holders of two-thirds of each Class and Series of Shares outstanding and entitled to vote (with each such Class and Series separately voting thereon as a separate Class or Series), or by an instrument or instruments in writing without a meeting, consented to by the holders of two-thirds of each Class and Series of Shares (with each such Class and Series separately consenting thereto as a separate Class or Series); provided, however, that if such action is recommended by the Trustees, the vote or written consent of the holders of a majority of the Shares outstanding and entitled to vote shall be sufficient authorization.

Upon completion of the distribution of the remaining proceeds or the remaining assets as provided in this section, the Trust shall terminate and the Trustees shall be discharged of any and all further liabilities and duties hereunder and the right, title and interest of all parties shall be cancelled and discharged.

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IN WITNESS WHEREOF, the undersigned certifies this amendment has been duly adopted at a meeting of the Board of Trustees held on December 12, 2011. Signed this 13th day of December, 2011.

/s/ Maureen A. Gemma
Maureen A. Gemma Secretary to the Trust

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